Exhibit 99.1

Net Savings Link Announces Expansion of 10 New “Most
Popular” Category Choices of Discount Savings Offers

CLEARWATER BEACH, Fla., March 28, 2011 /PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board CXLT - News), a company in the business of delivering multiple choices of discount cost savings deals to the mass consumer market of individuals, families, organizations, and networks throughout the United States, announced today that the company is significantly expanding its selection of discount offers by adding 10 major new categories selected from those most popular in America, to its website located at NetSavingsLink.com.

Net Savings Link, who continues to add new members daily subsequent to the launch of its “Give Back to America Program,” will be able to now offer these new members multiple choices of offers from hundreds of new vendors that comprise 10 of the top selling categories of products throughout the U.S.

Net Savings Link is able to feature more and more choices of sought after products at discount prices and still yield a substantial profit on each transaction, since it does not require the typical additional infrastructure needed to support an expansion of this magnitude.

“By using our network of Internet Affiliate Consolidators, we can add thousands of vendors virtually overnight without any of the traditional cost… no additional inventory, no additional floor space, and no additional employees,” said David Saltrelli, CEO. “With just a simple ‘electronic hand shake,’ we connect our members to products and services that they want to purchase at discount prices.”

The current addition of new categories features Arts & Entertainment, Business/Investing, Computers/Internet, Cooking-Food & Wine, E-Business/E-Marketing, Education, Green Products, Home & Garden, Mobile and Self-Help. The new offers will begin appearing on the Net Savings Link website this week.

“These new groups of products have been selected based upon popularity along with capability of producing substantial margins…thereby supporting our simple business model of signing up millions of members and offering them as many choices of products and services at discount prices that we can, while constantly increasing our PMM (Profit per Member per Month).   With the addition of new categories such as these, we come one step closer to our goal of providing a one stop discount shopping experience.”

The company delivers extensive cost savings benefits to the average U.S. family that are designed to save consumers thousands per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more. Memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base. As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com